Exhibit 99.1

OFT clears multi-media mergers - BSkyB/Easynet and NTL/Telewest

30 December 2005

The OFT today announced the clearance of the proposed acquisition by BSkyB Broadband Services Limited (Sky) of Easynet Group Plc (Easynet) and the merger of NTL Incorporated (ntl) and Telewest Global, Inc (Telewest).

The OFT has decided that the test for merger reference to the Competition Commission is not met in either case. Both cases relate to the emergence of Digital Subscriber Line (DSL) as an alternative means to provide ‘triple-play’ (pay-TV, internet and telecommunications) services.

. . .

ntl/Telewest : Telewest and ntl are now the only two cable operators but, as their local networks do not overlap, they do not compete in providing services over cable and the potential for them to do so is minimal. Where they do overlap (in wholesale telecommunications services and narrowband internet) outside their local cable networks they will still face a number of other significant competitors.

Currently, ntl and Telewest are both buyers of pay-TV content and Telewest owns a supplier of such content, Flextech. Concerns were expressed to us that the merged entity could either cease to supply Flextech content to DSL rivals, and/or use its buyer power to block the supply of third party pay-TV content, to its rivals (i.e. seek ‘exclusivity’ over content).

Flextech’s relatively low share of viewers, together with the availability of alternative content undermines the strength of the first concern. In considering the second concern the OFT noted that the Competition Commission was comfortable with a similar level of buyer power when it last considered a merger of cable operators (see note 4 below), and there is no evidence to suggest that a different view needs to be taken now. Furthermore, several potential competitors did not share this concern.

It was also suggested that ntl/Telewest now have the ability and incentive to refuse to buy content that competed with Flextech, but this is inconsistent with the concern that they would seek to gain exclusivity over the supply of pay-TV content, and was not supported by other content providers.

Accordingly the OFT has decided that the competition concerns raised either do not result from the mergers or are not sufficiently significant to warrant reference to the Competition Commission.

NOTES

1. The Reference Test - The OFT has a duty to make a reference to the CC if the OFT believes that it is or may be the case that arrangements are in progress or in contemplation which, if carried into effect, will result in the creation of a relevant merger situation; and the creation of that situation may be expected to result in a substantial lessening of competition within any market or markets in the United Kingdom for goods or services.

2. Under the Enterprise Act 2002 a relevant merger situation is created if two or more enterprises have ceased to be distinct enterprises; and the value of the turnover in the United Kingdom of the enterprise being taken over exceeds £70 million; or as a result of the transaction, in relation to the supply of goods or services of any description, a 25% share of supply in the UK (or a substantial part thereof) is created or enhanced.

3. The text of these decisions will be placed on the Office of Fair Trading’s web site and will also appear in the Office’s Weekly Gazette as soon as is reasonably practicable.

4. The Competition Commission cleared the merger of NTL Incorporated and Cable and Wireless Communications cable operations in March 2000.